UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        May 24, 2017
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-36117 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054 (Address of Principal Executive Offices, including zip code)

(856) 505-8800 (Registrant's Telephone Number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   [  ]

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Item 1.01.    Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 24, 2017, inTEST Corporation (the "Company") entered into a Stock Purchase Agreement by and among the Company, Ambrell Holdings, LLC ("Seller"), Ambrell Corporation ("Ambrell"), Graycliff Private Equity Partners III L.P. ("Graycliff") and Hudson River Co-Investment Fund II LP ("Hudson River"), pursuant to which the Company acquired all of the outstanding capital stock of Ambrell (the "Transaction"), a provider of precision induction heating systems. The majority of the equity interests in Seller (approximately 70%) are held by funds affiliated with Graycliff. The Transaction closed simultaneously with the execution of the Stock Purchase Agreement.

Ambrell's systems are used to conduct fast, efficient, repeatable non-contact heating of metals or other electrically conductive materials, to transform raw materials into finished parts. The Ambrell acquisition will complement the Company's current thermal technologies and broaden the Company's diverse customer base, allowing expansion within many non-semiconductor related markets, such as consumer product packaging, fiber-optics, automotive and other markets. Ambrell's management team is expected to remain in place, including Anthony Mazzullo, who will continue as President of Ambrell.

The purchase price for Ambrell was $22 million in cash paid at closing, subject to a customary post-closing working capital adjustment. Additional consideration in the form of earnouts may be paid based upon a multiple of adjusted EBITDA for 2017 and 2018. The first earnout, paid after calendar year 2017 is completed, will be an amount equal to 8x the Company's adjusted EBITDA for 2017 minus the $22 million paid at closing. The second earnout, paid after calendar year 2018 is completed, is an amount equal to 8x the Company's adjusted EBITDA for 2018 minus the sum of the $22 million paid at closing and the earnout paid with respect to 2017.  The 2017 and 2018 earnouts, in the aggregate, are capped at $18 million.

The Stock Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. An indemnification escrow of $2.2 million was funded at the closing and is available to the Company to satisfy indemnification claims until May 31, 2018. Graycliff and Hudson River collectively guaranty approximately 72% of the indemnification exposure.

A copy of the Stock Purchase Agreement is attached hereto as Exhibit 2.1 and the description of the material terms of the Stock Purchase Agreement in this Item 1.01 is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference. A copy of the press release announcing the sale is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 24, 2017, pursuant to the Stock Purchase Agreement describe in Item 1.01, the Company completed the acquisition of all of the outstanding capital stock of Ambrell. The information disclosed in response to Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 24, 2017, the Company issued a press release announcing the completion of the Transaction described above in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

In addition, the Company will host a webcast conference call on Thursday, May 25, 2017 at 8:30 a.m. Eastern Daylight time to discuss the transaction and Ambrell's business. The call may also include a discussion of management's view of the markets served by Ambrell and the Company as well as other strategic, operating, product initiatives or developments, or matters relating to Ambrell or the Company's current or future performance. Access to the live webcast is provided on the Company's website: www.intest.com under the "Investors" section. A replay of the webcast will be available on the Company's website following the webcast.

Item 9.01.    Financials Statements and Exhibits

(a)

Financial statements of Businesses Acquired.

The Company intends to file the financial statements of Ambrell required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K or otherwise not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)

Pro Forma Financial Information

The Company intends to file the pro forma financial statements required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K or otherwise not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)

Exhibits

A list of the Exhibits which are required by Item 601 of Regulation S-K and furnished with this Report is set forth in the Exhibit Index immediately following the signature page, which Exhibit Index is incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   May 24, 2017

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Exhibit Index
2.1	Stock Purchase Agreement*
99.1	Press Release dated May 24, 2017.

*

The schedules to the Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Stock Purchase Agreement to the SEC upon request.